UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 15, 2013

QLT Inc.

(Exact name of Registrant as Specified in its Charter)

British Columbia, Canada	000-17082	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

887 Great Northern Way, Suite 101, Vancouver, B.C.

Canada, V5T 4 T5

(Address of Principal Executive Offices)

(604) 707-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On April 15, 2013, QLT Inc. (the “Company”) issued a press release announcing that its board of directors (the “Board”) has approved a special cash distribution to QLT’s shareholders in the amount of US$200 million, by way of a reduction of the paid-up capital of the Company’s shares, resulting in the return of approximately US$3.95 per share (the “Cash Distribution”) based upon the current number of issued and outstanding shares of the Company. The Company will be able to make the Cash Distribution to shareholders without Canadian withholding taxes of up to 25% being payable, pursuant to an Advance Tax Ruling received from Canadian tax authorities.

The Cash Distribution is subject to shareholder approval by way of a special resolution to be sought at the Company’s annual and special meeting of shareholders scheduled to be held on June 14, 2013 (the “Meeting”). The final amount of the Cash Distribution per share will be determined based upon the number of issued and outstanding shares on the record date for the distribution, which is expected to be on or about June 24, 2013 (the “Record Date”). If the Cash Distribution is approved by shareholders at the Meeting, it is expected that the Cash Distribution will be paid to shareholders of record on the Record Date on or about June 25, 2013, subject to applicable stock exchange rules.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

d) Exhibits

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been furnished to, but not filed with, the Securities and Exchange Commission:

Number	Description

99.1	Press Release dated April 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLT INC.

Date: April 15, 2013	By:	/s/ Sukhi Jagpal
	Name:	Sukhi Jagpal
	Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release dated April 15, 2013